As filed with the Securities and Exchange Commission on February 22, 2002
                                                                                                                                     Registration No. 333-39720

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

__________

KANSAS CITY LIFE INSURANCE COMPANY
(Exact name of registrant as specified in its charter)

             Missouri                                        44-0308260
 (State or other jurisdiction of                           (I.R.S. Employer
  incorporation or organization)                          Identification No.)

Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565
(816)753-7000
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

__________

Mr. John Showalter
Kansas City Life Insurance Company
3520 Broadway
Kansas City, Missouri 64111-2565
(816) 753-7000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

__________

             Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement in accordance with the terms of the Stock Bonus Plan for Kansas City Life Agents and General Agents and Contributory Deferred Compensation Plan for Kansas City Life General Agents (hereinafter to be referred to as the "Kansas City Life Stock Bonus And Deferred Compensation Plan").
              If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
              If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box.|_|
              If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
             If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
              If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

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CALCULATION OF REGISTRATION FEE

------------------------------------------ ---------------- -------------------- --------------
  Title Of Each Class                     Proposed Maximum   Proposed Maximum     Amount of
   Of Security To Be        Amount to be   Offering Price   Aggregate Offering   Registration
      Registered            Registered(2)     Per Unit          Price             Fee (5)
------------------------------------------ ---------------- -------------------- --------------
Kansas City Life Insurance     33,477       $28.03125 (3)       $938,403 (3)         $248
Company Common Stock (par
 value $1.25 per share) (1)
------------------------------------------ ---------------- -------------------- --------------
Deferred Compensation         3,039,463       $1.00 (4)       $3,039,463 (4)         $803
Obligations (1)
------------------------------------------ ---------------- -------------------- --------------
(1)	To be issued in accordance with the terms of the Kansas City Life Stock Bonus and Deferred Compensation Plan.
(2)	Estimated maximum number of shares of common stock and dollar amount of deferred compensation obligations of Kansas City Life Insurance Company issuable during the next two years of operation of the Plan.
(3)	The price stated above is estimated solely for the purpose of determining the registration fee and is calculated in accordance with Rule 457(c) under the Securities Act of 1933 based upon $28.03125, which is the average of the high and low market prices per share of the stock as reported by the Nasdaq SmallCap Stock Market on June 13, 2000.
(4)	The price stated above is estimated solely for the purpose of determining the registration fee and is based upon the amount of deferred compensation obligations issuable by Kansas City Life Insurance Company during the next two years of operation of the Plan.
(5)	The total registration fee being paid is $1,051. This amount was paid at the time of the initial filing of this Registration Statement on June 20, 2000.

__________

The Registrants hereby amend this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrants shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

Kansas City Life Insurance Company
Securities Offered Under the Kansas City Life Stock Bonus and Deferred Compensation Plan

             Under the Kansas City Life Stock Bonus and Deferred Compensation Plan, participants may elect to defer a portion of their compensation until a later date. Such deferrals create obligations owed by Kansas City Life to each such participant. These obligations are the securities referred to herein as deferred compensation obligations. Kansas City Life Insurance Company may offer up to 33,477 shares of common stock, $1.25 par value per share, and $3,039,463 in deferred compensation obligations from time to time in accordance with the terms of the Kansas City Life Stock Bonus and Deferred Compensation Plan. This Prospectus contains general information about these securities and the terms of participation in the plan. The full text of the plan is attached as Appendix A.

             Kansas City Life's principal executive offices are located at 3520 Broadway, Kansas City, Missouri 64111-2565 and its telephone number is (816) 753-7000. Kansas City Life's Common Stock is listed on the Nasdaq Smallcap Stock Market under the trading symbol "KCLI".

             YOU SHOULD READ THIS PROSPECTUS AND THE PLAN DOCUMENT CAREFULLY BEFORE YOU INVEST. INVESTING IN THESE SECURITIES INVOLVES RISKS. CONSIDER CAREFULLY THE RISK FACTORS BEGINNING ON PAGE 5 OF THIS PROSPECTUS.

             NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED THESE SECURITIES OR DETERMINED THAT THIS PROSPECTUS IS ACCURATE OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

__________

The date of this prospectus is February 25, 2002

WHAT YOU SHOULD KNOW ABOUT THE PROSPECTUS

             You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

             You should assume that the information in this prospectus is accurate as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

TABLE OF CONTENTS

Prospectus

WHERE YOU CAN FIND MORE INFORMATION

             Kansas City Life files reports, proxy statements and other information with the Securities and Exchange Commission. Our SEC filings are available over the Internet at the SEC's website at http://www.sec.gov. You may also read and copy any document we file at the SEC's public reference rooms in Washington, DC, New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for more information on the public reference rooms and their copy charges. You may also inspect our SEC reports and other information at the Nasdaq Stock Market, 9513 Key West Avenue, Rockville, Maryland 20850-3389.

             Kansas City Life has filed a registration statement on Form S-3 with the SEC covering these securities. For more information on Kansas City Life and the securities, you should refer to our registration statement which includes this prospectus and its exhibits. This prospectus summarizes material provisions of the plan and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included or incorporated by reference copies of these documents as exhibits to our registration statement.

INCORPORATION OF INFORMATION WE FILE WITH THE SEC

             The SEC allows Kansas City Life to "incorporate by reference" the information we file with them, which means:

  incorporated documents are considered part of the prospectus;

  we can disclose important information to you by referring you to these documents; and

  information that we file with the SEC will automatically update and supersede the prospectus and any previously incorporated information.

             We incorporate by reference the documents or portions of documents listed below which were filed with the SEC under the Securities Exchange Act of 1934 (the "Exchange Act"):

  annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended by annual report on Form 10-K/A for that fiscal year;

  quarterly report on Form 10-Q, for the quarterly period ended March 31, 2001, as amended by quarterly report on Form 10-Q/A for that quarterly period;

  quarterly report on Form 10-Q, for the quarterly period ended June 30, 2001; and

  quarterly report on Form 10-Q, for the quarterly period ended September 30, 2001.

             We also incorporate by reference each of the following documents or portions of documents that we will file with the SEC after the date of the prospectus until the offering is completed or after the date of the initial registration statement and prior to the effectiveness of the registration statement:

  reports filed under Sections 13(a) and (c) of the Exchange Act;

  definitive proxy or information statements filed under Section 14 of the Exchange Act in connection with any subsequent shareholders' meeting; and

  reports filed under Section 15(d) of the Exchange Act.

             You may also request a copy of any filings referred to above, excluding exhibits, at no cost by contacting Cheryl A. Keefer at Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565; telephone: (816) 753-7000 ext. 8426; facsimile (816) 753-3018.

FORWARD-LOOKING STATEMENTS

             This prospectus and the information incorporated in it by reference include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect Kansas City Life's current view with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including those identified in "Risk Factors," as well as those noted in the documents incorporated by reference which could cause actual results to differ materially from historical results or those anticipated. Forward-looking statements can be identified by use of words such as "expect," "estimate," "project," "budget," "forecast," "anticipated," "plan," and similar expressions. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. Kansas City Life undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events, or changes to projections over time.

             In this prospectus, "we", "us", "our" and "Kansas City Life " refer to Kansas City Life Insurance Company.

RISK FACTORS

             Investing in securities offered by this prospectus involves certain risks. Any of the following risks could materially adversely affect our business operating results and financial condition and could result in a loss of your investment.

We operate in a mature, highly competitive industry, which could limit our ability to gain or maintain our position in the industry.

             Life insurance is a mature industry. In recent years, the industry has experienced virtually no real growth in life insurance sales, though the aging population has increased the demand for retirement savings products. Insurance is a highly competitive industry and Kansas City Life encounters significant competition in all lines of business from other insurance companies, many of which have greater financial resources than Kansas City Life, as well as competition from other providers of financial services.

             The life insurance industry is consolidating, with larger, more efficient organizations emerging from consolidation. Also, mutual insurance companies are converting to stock ownership which will give them greater access to capital markets. Additionally, the United States Congress has passed legislation permitting commercial banks, insurance companies and investment banks to combine.

             Kansas City Life's ability to compete is dependent upon, among other things, its ability to attract and retain Agents and General Agents to market its insurance and investment products, its ability to develop competitive and profitable products, its ability to maintain low unit costs, its ability to earn sufficient investment returns, and its maintenance of strong financial strength ratings from rating agencies.

A ratings downgrade could adversely affect our ability to compete.

             Ratings are an important factor in Kansas City Life's competitive position. Rating organizations periodically review the financial performance and condition of insurers, including Kansas City Life and its insurance affiliates. A downgrade in the ratings of Kansas City Life or its insurance affiliates could adversely affect its ability to sell its products and to compete for attractive acquisition opportunities.

             Rating organizations assign ratings based upon several factors. While most of the considered factors relate to the rated company, some of the factors relate to general economic conditions and circumstances outside the rated company's control.

             For the past several years rating downgrades in the industry have exceeded upgrades.

Our policy claims fluctuate from year to year.

             Kansas City Life's results may fluctuate from year to year on account of fluctuations in policy claims paid by Kansas City Life and the change in the related policy reserves.

We could be forced to sell illiquid investments at a loss to cover policyholder withdrawals.

             Many of the products offered by Kansas City Life and its insurance affiliates allow policyholders and contract holders to withdraw their funds under defined circumstances. Kansas City Life designs products and configures investment portfolios to provide and maintain sufficient liquidity to support anticipated withdrawal demands and contract benefits and maturities. Formal asset/liability management programs and procedures are used to monitor the relative duration of Kansas City Life's assets and liabilities. While Kansas City Life and its insurance affiliates own a significant amount of liquid assets, many of their assets are relatively illiquid. Significant unanticipated withdrawal or surrender activity could, under some circumstances, compel Kansas City Life or its insurance affiliates to dispose of illiquid assets on unfavorable terms, which could have a material adverse effect on Kansas City Life. Interest-rate fluctuations could negatively affect our spread income.

             Significant changes in interest rates expose insurance companies to the risk of not earning anticipated spreads between the interest rate earned on investments and the credited rates paid on outstanding policies. Both rising and declining interest rates can negatively affect Kansas City Life's spread income. For example, certain of Kansas City Life's insurance and investment products guarantee a minimum credited interest rate. While Kansas City Life develops and maintains asset/liability management programs and procedures designed to preserve spread income in rising or falling interest rate environments, no assurance can be given that significant changes in interest rates will not materially affect such spreads.

We are highly regulated.

             Kansas City Life and its insurance affiliates are subject to government regulation in each of the states in which they conduct business. Such regulation is vested in state agencies having broad administrative power dealing with many aspects of the insurance business, which may include premium rates, marketing practices, advertising, policy forms, and capital adequacy, and is concerned primarily with the protection of policyholders rather than share owners. Kansas City Life cannot predict the form of any future regulatory initiatives.

A tax law change could adversely affect our ability to compete with non-insurance products.

             Under the Internal Revenue Code of 1986, as amended, income tax payable by policyholders on investment earnings is deferred during the accumulation period of certain life insurance and annuity products. This favorable tax treatment may give certain of Kansas City Life's products a competitive advantage over other non-insurance products. To the extent that the internal revenue code is revised to reduce the tax-deferred status of life insurance and annuity products, or to increase the tax-deferred status of competing products, all life insurance companies, including Kansas City Life and its affiliates, would be adversely affected with respect to their ability to sell such products, and, depending on grandfathering provisions, the surrenders of existing annuity contracts and life insurance policies. In addition, life insurance products are often used to fund estate tax obligations. If the estate tax is eliminated, the demand for certain life insurance products would be adversely affected. Kansas City Life cannot predict what future tax initiatives may be proposed which may affect Kansas City Life.

Industrywide litigation concerning sales practices, agent misconduct, failure to supervise agents, and other matters could result in substantial judgments against us.

             In recent years, life insurers have faced extensive claims, including class-action lawsuits, alleging improper marketing and sales of individual life insurance or annuities. Increasingly these lawsuits have resulted in the award of substantial judgments against the insurer, including material amounts of punitive damages. In some states juries have substantial discretion in awarding damages and punitive damages which creates the potential for unpredictable material adverse judgments in any given case. In addition, in some class-action and other lawsuits insurers have made substantial settlement payments. Kansas City Life and its affiliates, like other insurers are involved in such litigation or alternatively in arbitration. The outcome of any such litigation or arbitration cannot be predicted with certainty. The Company's subsidiary, Sunset Life Insurance Company of America has agreed to a preliminary settlement of a sales practices case involving individuals nationwide who purchased a universal life insurance policy from Sunset between January 1, 1982 and December 31, 2000. Reserves in the fourth quarter of 2001 were increased $16.3 million in connection with this settlement based on currently available information. Given the uncertainties associated with estimating the reserve, it is reasonably possible that the final cost of settlement could differ materially from the amounts presently estimated.

Our investments are subject to risks.

             Kansas City Life's invested assets are subject to customary risks of defaults and changes in market values. Factors that may affect the overall default rate on, and market value of, Kansas City Life's invested assets include interest rate levels, financial market performance, and general economic conditions.

Our acquisition strategy involves risks.

             Kansas City Life has pursued a strategy of acquiring blocks of insurance policies and insurance companies. This acquisition strategy has increased Kansas City Life's earnings in part by allowing Kansas City Life to position itself to realize certain operating efficiencies associated with economies of scale. There can be no assurance, however, that suitable acquisitions, presenting opportunities for continued growth and operating efficiencies, will continue to be available to Kansas City Life, or that Kansas City Life will realize the anticipated financial returns from its acquisitions.

We are dependent on the performance of others.

             Kansas City Life's results may be affected by the performance of others because Kansas City Life has entered into various ventures involving other parties. Examples include, but are not limited to: Kansas City Life's variable deposits are invested in funds managed by unaffiliated investment managers; and a portion of the sales in the group department comes from arrangements with unrelated marketing organizations.

Our reinsurance program involves risks.

             Kansas City Life and its insurance affiliates cede insurance to other insurance companies. However, Kansas City Life remains liable with respect to ceded insurance should any reinsurer fail to meet the obligations assumed by it. The cost of reinsurance is, in some cases, reflected in the premium rates charged by Kansas City Life. Under certain reinsurance agreements, the reinsurer may increase the rate it charges Kansas City Life for the reinsurance, though Kansas City Life does not anticipate increases to occur. Therefore, if the cost of reinsurance were to increase with respect to policies where the rates have been guaranteed by Kansas City Life, Kansas City Life could be adversely affected.

The plan is unfunded and participants are unsecured creditors of Kansas City Life.

             The plan is an unfunded plan. Accounts established for a participant electing to defer compensation under the plan are not considered trusts. If Kansas City Life establishes a grantor trust or purchases securities to assist in meeting obligations under the plan, participants will have no interest in the trust or other property. Participants' interests under the plan or in such property are as unsecured general creditors of Kansas City Life, as plan sponsor.

KANSAS CITY LIFE INSURANCE COMPANY

             Kansas City Life was incorporated under the assessment laws of Missouri in 1895 as the Bankers Life Association. In 1900, its present corporate title was adopted and it was reorganized as a legal reserve company in 1903. Kansas City Life operates nationwide, being licensed in 48 states and the District of Columbia.

             Kansas City Life primarily operates in four business segments: Kansas City Life Insurance Company, divided between its individual and group businesses, and its two insurance affiliates, Sunset Life Insurance Company of America ("Sunset") and Old American Insurance Company ("Old American"). Kansas City Life markets its individual products, principally interest sensitive and variable products, through a career general agency sales force and these products generate 41% of consolidated insurance revenues. Variable universal life and annuities totaled 65% of new statutory premiums in 2000. The group products, largely life, disability and administrative services only, are sold through the general agency sales force and appointed group agents. Group revenues account for 21% of insurance revenues. Sunset markets interest sensitive and traditional products to individuals through a personal producing general agency system. Sunset operates in 40 states and District of Columbia and is in the process of filing for admission to operate in most of the remaining states. This segment provides 10% of revenues. The Old American segment markets whole life final expense products to seniors through a general sales force. Old American operates in 46 states and the District of Columbia and accounts for 28% of consolidated insurance revenues.

             Kansas City Life's principal executive offices are located at 3520 Broadway, Kansas City, Missouri 64111-2565, and its telephone number is (816) 753-7000.

THE PLAN

             The following is intended to be only a summary of the plan and is qualified in its entirety by reference to the more detailed information provided in the plan document, attached as Appendix A.

General

             The Kansas City Life Stock Bonus and Deferred Compensation Plan or the "Plan" is a non-funded deferred compensation plan, sponsored by Kansas City Life. The Plan consists of two parts: Part A of the plan permits eligible agents and general agents of Kansas City Life to voluntarily defer up to 15% of their first year and renewal commissions into a deferral account and, provided certain persistency requirements are met, be eligible to receive matching bonus payments in the form of Kansas City Life common stock. Part B of the plan provides eligible general agents of Kansas City Life with the ability to defer up to 30% of their first year and renewal commissions. There is no matching component to Part B of the Plan.

             The Plan is administered by an administrative committee appointed by Kansas City Life. The administrative committee has full authority to interpret and make all benefit determinations under the Plan.

Eligibility and Qualification Requirements

             Part A: Deferral and Stock Bonus.

             Under Part A of the Plan (voluntary deferral with potential match), an agent or general agent is eligible to defer up to 15% of his or her first year and renewal commissions if such individual meets a qualification requirement known in the Plan as the "minimum production" requirement. In order to satisfy Part A's minimum production requirement, an agent or general agent must have sold and put in force with Kansas City Life twenty-five (25) or more policies by the end of the calendar year (the "Paid Policy Requirement") and must have paid net annualized first year commissions of $24,000.

             Certain agents and general agents may be exempt from having to meet the Paid Policy Requirement. An agent or general agent may be exempt in one of two ways. First, if the combination of an agent or general agent's age plus the number of years such individual has had an agent's or general agent's contract with Kansas City Life equals or exceeds 65, the agent or general agent will be exempt from the Paid Policy Requirement. And second, if the agent or general agent's paid net annualized first year commission (pro-rated for a calendar year) is equal to or greater than the amount necessary to place such individual in the company's honorary performance-based sales club known as the "Top Hatters" club, then such individual will be also exempt from the Paid Policy Requirement. In both cases, however, an agent or general agent must have a net annualized first year commission of $24,000 during the calendar year. The above minimum commission production requirement and Paid Policy Requirement will not be pro-rated for agents or general agents that sell for Kansas City Life for less than a full calendar year.

             If an agent or general agent is eligible to defer up to 15% of his or her earned first year and renewal commissions under Part A, such agent or general agent may be eligible to receive from Kansas City Life matching contributions in the form of Kansas City Life common stock. In order to be eligible to receive matching contributions, an agent or general agent must meet what is known under the Plan as a "persistency requirement." The Plan's persistency requirement measures the persistency of the business from the sold policies. To qualify for the persistency requirement, an agent or general agent's bonus persistency must at least be 82 percent.

             Part B: General Agents' Deferral

             Under Part B, general agents of Kansas City Life are eligible to contribute up to 30% of their agency's first year and renewal override commissions in the prior year to a deferral account. In order to be eligible to defer a portion of their compensation under Part B of the Plan, a general agent must meet Part B's applicable minimum production requirement for that year. Part B's minimum production requirement requires that a general agent's agency have at least $50,000 in paid net annualized first year commissions during each calendar year. This minimum production requirement will not be pro-rated for general agent's agency producing less than a full calendar year. Kansas City Life will not match any deferrals made under Part B of the Plan.

             Kansas City Life reserves the right to change the annual production and persistency requirements of Part A and the minimum production requirements in Part B. Any changes will be announced in advance to agents and general agents and such changes will apply prospectively only.

             Deferrals and Investments

             Eligible agents and general agents may begin making deferrals into the Plan by signing an agreement to reduce their compensation by the desired amount prior to the year in which they are eligible to contribute. Changes in the deferral percentage may be made as of the first day of any month, but no more than once in any six month period, by giving written notice as may be required by the Plan administrative committee. Kansas City Life will establish a separate deferral account for each agent or general agent to record the amounts credited to individual as a result of making deferrals under Parts A or B of the Plan. Matching shares of Kansas City Life stock will also be contributed to the individual accounts of eligible agents and general agents under Part A.

             Agents and general agents will be eligible to direct the investment of all or a part of the annual contributions made by such individual among multiple investment funds selected by Kansas City Life. An agent or general agent's contributions may be invested 100% in any of these investment choices, or, if such individual desires to invest in more than one investment alternative, he or she may specify the percentage (whole percentages only) of each contribution to be invested in each investment. Changes in the allocation percentage among different investments may be made on a monthly basis. Effective August 15, 2000, an agent or general agent will transfer his or her current account balance to one or more of the investment alternatives. Fund transfers must be completed in whole percentages only and may be made only once a month. Changes in investment percentages and transfers between funds will be governed by rules of the administrative committee. There is no guarantee against loss of principal in any of the funds.

             The value of the funds in an individual's deferral account will be determined on the last market business day of each month. Any Kansas City Life stock in an individual's account will be valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. Eligible and participating agents and general agents will be provided quarterly statements of their account that will reflect such individual's contributions and any gains or losses on the funds.

             Matching

             Agents and general agents who are eligible to make deferral contributions under Part A of the Plan and eligible to receive matching contributions will receive from Kansas City Life an amount of Kansas City Life common stock equal to 50% of the first 5% of the eligible agent's or general agent's first year and renewal commissions that such agent or general agent has voluntarily deferred under the Plan. Thus, for example, an agent contributing 2% of his or her first year and renewal commissions will be eligible to receive from Kansas City Life 1% of such Participant's compensation in the form of Kansas City Life Stock. An eligible participant contributing 10% of his or her first year and renewal commissions would be entitled to receive from Kansas City Life 2.5% of such Participant's eligible compensation in the form of Kansas City Life Stock. The shares of stock held for such an individual will be voted in accordance with the agent or general agent's direction, which direction may be certified to the trustee of the Plan by the administrative committee, or any agent designated by such committee, provided such direction is received by the Trustees at least five days before the date set for the meeting at which such shares are to be voted.

             Vesting

             An agent or general agent's voluntary contributions under either Part A or Part B of the Plan, and any gains or losses credited to them, will be 100% vested at all times. Vesting in the matching contributions made by Kansas City Life, however, occurs over a 10-year graded vesting period. An eligible agent or general agent will become 30% vested in the matching Kansas City Life common stock after such individual has accumulated three "qualifying years" with Kansas City Life. After three qualifying years at Kansas City Life, such individual's vesting percentage will increase in 10 percent increments for every additional qualifying year. Thus, a Participant will become 100% vested after completing 10 qualifying years.

             An agent or general agent will be credited with a qualifying year for each year in which such individual satisfies the published production and persistency requirements, and, prior to January 1, 1995, are not on one of the Company's finance plans. Beginning January 1, 1998, individuals that have an account balance and that are being compensated under an alternative bonus structure arrangement known as the Kansas City Life Special Agent Compensation Amendment and thus are ineligible to simultaneously participate in the Kansas City Life Stock Bonus and Deferred Compensation Plan will also be credited with a qualifying year of service for each year they meet the Plan's production and persistency requirements. Agents or general agents successfully completing one of Kansas City Life's finance programs will receive credit for one qualifying year for each year such individual participated in the finance program prior to January 1, 1995.

             An agent or general agent's failure to earn a new qualifying year in two consecutive years will be considered a "break" in service, unless such individual is fully vested in his or her account. If a break-in-service is deemed to have occurred, an agent or general agent may no longer be eligible to participate in either Part A or Part B of the Plan. If an agent or general agent is no longer eligible, his or her account may be closed, and if closed, such individual will be entitled to receive the vested portion of their account within one year after the account is closed. Kansas City Life may waive the break in service if an agent or general agent has earned at least five qualifying years in the Plan and the break in service occurs because the individual incurs a disability. As defined under the plan, an individual has a disability if the individual has a physical or mental condition resulting from a bodily injury or disease or mental disorder, which, in the opinion of the administrative committee renders the agent incapable of continuing under contract with Kansas City Life. An agent or general agent must submit sufficient evidence to the administrative committee for its determination as to whether such a disability has occurred.

             Dividends

             Dividends paid (if any) on Kansas City Life stock will be used to purchase additional shares under the Plan.

             Forfeiture

             An agent or general agent will forfeit vested Company contributions under Part A (but not the agent or general agent's voluntary deferrals) if such individual replaces or assists in replacing a policy issued by Kansas City Life (or an affiliated company) with a policy of another insurer, or if the agent or general agent induces or attempts to induce an agent to leave the service of Kansas City Life (or an affiliated company). An agent or general agent will also forfeit vested Company contributions under Part A (but not his or her voluntary deferrals) if he or she violates either the terms of his or her agent's contract, the rules or regulations of Kansas City Life, or insurance laws or regulations in the states in which the agent may solicit applications for insurance.

             Distribution

             Except for the early distribution exceptions provided below, agents and general agents (or their beneficiaries) are eligible to receive payment of the vested portion of their account upon the first to occur of the following events: 1) the agent or general agent's retirement on or after his or her 70th birthday; 2) the agent or general agent's death; 3) the agent or general agent's disability; or 4) the termination of the agent or general agent's contract. These events collectively shall be referred to as the Payment Events. When one of the Payment Events occurs, Kansas City Life will pay the agent, the general agent, or their respective beneficiaries the vested portion of the agent or general agent's account within one year. Kansas City Life will, however, pay the portion of an agent or general agent's voluntary deferral account within 60 days of the occurrence of a Payment Event.

             There are two exceptions to the general payment rules discussed immediately above. First, for agents and general agents that are 100% vested in their accounts, such individuals may receive their account on the date they become age 55, 60, 62, 65 or 68 provided that they provide at least 60 days prior notice to Kansas City Life that such eligible individuals wish to receive their accounts. And second, agents and general agents may receive distributions from their accounts for the purchase of a principal home or for educational expenses.

             To be eligible to qualify for a distribution for a principal home an agent or general agent is required to submit a written request to the administrative committee providing an explanation for the need for such withdrawal. The specific contents of the request and the need for any specific documentation will be determined by the administrative committee. The administrative committee may accept or reject your request, and its decision shall be final.

             To qualify for a distribution for an educational expense, an agent or general agent must have a child or children between the ages of 18 and 25 who are enrolled in an accredited institution of higher learning. Agents and general agents must submit a request for a distribution on account of an educational reason to the administrative committee and establish to the satisfaction of such committee that the requested funds are needed to provide for the advanced education of the individual's child or children.

             Amendment and Termination of Plan

             Kansas City Life may, at any time, amend or terminate the plan, however no such action may impair the rights of a participant with respect to amounts then credited to his or her accounts under the plan.

             Unfunded Plan

             Because the plan is unfunded, participants will not have a claim against Kansas City Life, or any trust or property purchased by the company to assist in meeting obligations under the plan. Distributions under the plan will be made from the general funds of Kansas City Life and the rights of participants will be as an unsecured general creditor of Kansas City Life.

             Assignment of Interest in Plan

             An agent or general agent may not transfer, commute or assign for the security of debts any of such individual's rights, privileges, proceeds or other interests in the Kansas City Life Stock Bonus and Deferred Compensation Plan, except that if an agent or general agent owes money to Kansas City Life, or any of its subsidiaries or affiliated companies, such company shall have the right to offset and apply any such accumulated funds to the reduction of the individual's indebtedness to said company. No payment of accumulated funds will be made to an agent or general agent until such individual's indebtedness to the company is fully paid.

             Tax Implications of Plan Distribution

             Under present law, regulations, rulings and case law, if certain requirements are met, deferrals under the plan will not be subject to Federal income taxes at the time the deferred amounts are credited to the agent or general agent's account. The plan has been designed to comply with these requirements, although there can be no guarantee that the Internal Revenue Service will not challenge the status of deferrals. If these requirements are not deemed to have been met, a participant may be subject to penalties and may be required to pay interest on taxes that would otherwise be payable. If any amounts deferred pursuant to the plan are found to have been includible in the taxable income of an agent or general agent prior to payment of such amounts, such amounts shall be immediately paid to such individual, notwithstanding his or her elections under the plan.

             An agent or general agent will be subject to Federal income and self employment taxes on his or her deferred amounts and any earnings or appreciation thereon, at the time the funds are received (actually or constructively) by the agent or general agent. Other income taxes, state taxes, estate and inheritance taxes may be applicable depending upon a participant's particular circumstances. An agent or general agent should consult a qualified tax advisor with respect to the plan's impact on such individual's personal income tax situation.

             Kansas City Life is not entitled to a tax deduction for any agent or general agent's deferral contributions until such individual's contributions and appreciation of the contributions are taxable to individual.

DILUTION

             As of September 30, 2001, Kansas City Life had an aggregate of 12,030,897 of its common stock outstanding with a net tangible book value of $589,214,000, or $48.97 per share. For these purposes, "net tangible book value" means the amount of total tangible assets less total liabilities, divided by the number of shares of common stock outstanding. The shares of common stock that may be received by participants under the Plan will be from original issuances, the issuance of shares held in treasury or the acquisition of shares that are already issued and outstanding. If the shares are already issued and outstanding, there will be no dilution to existing shareholders. Assuming that all shares of common stock that may be received by participants under the Plan will be from original issuances or the issuance of shares held in treasury, the dilution to existing shareholders as of September 30, 2001 would be as described under this "Dilution" section.

             Without taking into account any changes in the net tangible book value after September 30, 2001, other than to give effect to the original issuance of 33,477 shares of common stock to participants under the Plan, and assuming that all shares of common stock that may be received by participants under the Plan will be from original issuances, Kansas City Life will have an aggregate of 12,064,374 shares outstanding with a net tangible book value of $589,640,000 or $48.87 per share. This represents an immediate dilution of net tangible book value of $0.10 per share to existing stockholders, which is approximately 99.80% of the pre-offering net tangible book value.

DESCRIPTION OF CAPITAL STOCK OF KANSAS CITY LIFE

Authorized and Outstanding Capital Stock

             The authorized capital stock of Kansas City Life consists of 36,000,000 shares of common stock, par value $1.25 per share, of which 12,030,897 shares were outstanding as of September 30, 2001. No other classes of capital stock are authorized by the Restated Articles of Incorporation of Kansas City Life.

             The descriptions set forth below do not purport to be complete and are qualified in their entirety by reference to:

  the 1986 Restated Articles of Incorporation of Kansas City Life; and

  the By-laws of Kansas City Life, as amended.

Copies of each of these documents are incorporated by reference as exhibits to the registration statement which includes this prospectus.

DESCRIPTION OF COMMON STOCK OF KANSAS CITY LIFE

General

             Each share of our common stock entitles the holder thereof to one vote on all matters submitted to a vote of the shareholders, except the election of directors. At all elections of directors, each shareholder is entitled to as many votes as shall equal the number of shares held by such shareholder multiplied by the number of directors to be elected, and such shareholder may cast all such votes for a single director or may distribute them among the number of directors to be voted for as such shareholder may see fit. Our common stock is not subject to redemption or future calls or assessment by Kansas City Life. Holders of common stock do not have preemptive rights, or rights to convert their common stock into other securities. The holders of common stock are entitled to receive ratably such dividends as may be declared by the board of directors out of funds legally available therefore. In the event of a liquidation, dissolution or winding up of the affairs of Kansas City Life, holders of our common stock have the right to a ratable portion of the assets remaining after the payment of all liabilities. All outstanding shares of our common stock are, and any shares of common stock sold hereunder will be, fully paid and nonassessable. Cheryl A. Keefer with Kansas City Life is the registrar and transfer agent for the common stock. The common stock is listed on the Nasdaq SmallCap Stock Market under the symbol "KCLI."

Potential Anti-takeover Effect of Kansas City Life's Restated Articles of Incorporation and Bylaws

             The provisions of Kansas City Life's articles of incorporation and bylaws that are summarized below may have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a shareholder might consider to be in such shareholder's best interests, including those attempts that might result in a premium over the market price for the shares held by shareholders.

             Classification of Board of Directors. Our board of directors is divided into three classes, and our directors are elected by classes to three-year terms, so that members of one of the three classes of our directors will be elected at each annual meeting of the shareholders. While this provision promotes stability and continuity of the board of directors, classification of the board of directors may also have the effect of decreasing the number of directors that could otherwise be elected at each annual meeting of shareholders by a person who obtains a controlling interest in our common stock and thereby could impede a change in control of Kansas City Life.

             Business Combinations. Kansas City Life's articles of incorporation contain a "fair price" provision which generally requires that certain "business combinations" with a "related person" (generally the beneficial owner of at least 5 percent of Kansas City Life's voting stock) be approved by the holders of at least 66 2/3 percent of Kansas City Life's voting stock, with the 66 2/3 percent vote requirement being calculated by excluding from the voted shares and the number of shares of voting stock outstanding, the voting stock held by such related person, except in the following circumstances:

(1)	If more than two thirds of all members of the board of directors of Kansas City Life then in office expressly approve such business combination by resolution; or

(2)	If in the proposed business combination, more than two-thirds of all members of the board of directors of Kansas City Life then in office determine that all of the following conditions are met:

o	The ratio of (i) the aggregate amount of the cash and the fair market value of other consideration to be received per share of securities of Kansas City Life in such business combination by holders of those securities, other than a related person involved in such business combination, over (ii) the market price per share of those securities immediately prior to the announcement of the proposed business combination, is at least as great as the ratio of (x) the highest per share price (including brokerage commissions, transfer taxes, and soliciting dealers’ fees) that such related person has paid in acquiring any such securities prior to such business combination, over (y) the market price per share of those securities immediately prior to the initial acquisition by such related person of any of those securities (in the event of a business combination upon the consummation of which Kansas City Life would be the surviving corporation or would continue to exist (unless it is provided, contemplated, or intended that as a part of such business combination or within one (1) year after consummation thereof a plan of liquidation or dissolution of Kansas City Life will be effected), the term “other consideration to be received” shall include without limitation, any shares of voting stock retained by shareholders of Kansas City Life other than the related persons who are parties to such business combination);

o	Except to the extent that a shareholder agrees otherwise as to all or part of the securities that the shareholder owns, the consideration to be received in such business combination by holders of the securities of Kansas City Life to be acquired, other than the related person involved, shall be in the same form and of the same kind as the consideration paid by the related person in acquiring such securities already owned by it;

o	After such related person became a related person and prior to the consummation of such business combination:

(i)	Kansas City Life shall have not failed to pay full dividends pursuant to the terms of any preferred stock then issued by Kansas City Life and shall not have reduced the rate of dividends previously paid on its common stock, unless such failure or reduction was approved in advance by more than two-thirds of the members of the board of directors then in office;

(ii)	Such related person shall not have acquired from Kansas City Life, directly or indirectly, any securities of Kansas City Life, except upon (x) a conversion of convertible securities acquired by it prior to becoming a related person, or (y) as a result of a pro rata stock dividend, stock split or division of shares, or (z) a transaction consummated in compliance with the provisions of Article 9 of Kansas City Life’s articles of incorporation;

(iii)	Such related person shall not have acquired any additional securities of Kansas City Life or securities convertible into or exchangeable for such securities, except as a part of the transaction that resulted in such related person’s becoming a related person;

(iv)	Such related person shall not have (x) received the benefit, directly or indirectly (except pro rata as a shareholder of Kansas City Life), of any loans, advances, guarantees, pledges, or other financial assistance or tax credits provided by Kansas City Life, or (y) made any major change in Kansas City Life’s business or equity capital structure or entered into any contract, arrangement, or understanding with Kansas City Life, except as were approved in advance by more than two-thirds of the members of the board of directors of Kansas City Life then in office; and

(v)	The payment of the purchase price for the securities proposed to be acquired by the related person in the business combination shall not, directly or indirectly, be financed or proposed to be financed by sale of all or part of the assets of Kansas City Life or by use of Kansas City Life’s assets, directly or indirectly, as security for that financing; and

o	A proxy statement complying with the requirements of rules relating thereto that are applicable to Kansas City Life shall have been mailed to all holders of shares of voting stock for the purpose of soliciting shareholder approval of such business combination. Such proxy statement shall contain at the front, in a prominent place, any recommendations as to the advisability or inadvisability of the business combination which the board of directors may have furnished in writing, and if deemed advisable by a majority of the directors, an opinion of a reputable investment banking firm as to the fairness or lack of fairness of the terms of such business combination from the point of view of the holders of the shares of voting stock other than the related person, such investment and banking firm to be selected by a majority of the directors and to be furnished with all information it reasonably requests, and to be paid by Kansas City Life a reasonable fee for its services upon receipt by Kansas City Life of such opinion.

             Kansas City Life's article of incorporation contain the following definitions:

             "Business combination" means:

  any merger or consolidation of Kansas City Life or a subsidiary of Kansas City Life with or into a related person;

  any merger or consolidation of a related person with or into Kansas City Life or a subsidiary of Kansas City Life;

  any sale, lease, exchange, transfer or other disposition in a single transaction or a series of transactions, of all or any “substantial part” of the assets either of Kansas City Life or of a subsidiary of Kansas City Life, or both, to a related person;
  any sale, lease, exchange, transfer or other disposition in a single transaction or a series of transactions, of all or any substantial part of the assets of a related person to Kansas City Life or a subsidiary of Kansas City Life;

  the issuance of any securities of Kansas City Life or any subsidiary of Kansas City Life to a related person;

  any reclassification of Kansas City Life’s securities, recapitalization of Kansas City Life or any subsidiary of Kansas City Life, or other transaction other than a redemption in accordance with the security redeemed, that would have the effect, directly or indirectly, of increasing the voting power of a related person, in relation to the voting power of the other shareholders of Kansas City Life;

  any partial or complete liquidation, spinoff, or splitup of Kansas City Life or any subsidiary of Kansas City Life or other transaction with a similar purpose or effect, directly or indirectly involving any related person;

  any transaction or event that is intended by any party thereto to have, or that is likely to have, a similar effect as any of the transactions or events described in the definition of business combination; or

  any agreement, contract, plan or other arrangement providing for any of the transactions described in the definition of business combination.

             "Substantial part" means assets with a fair market value that is equal to or exceeds 5% of the fair market value of the total assets of Kansas City Life or the person in question as of the end of its most recent previous fiscal year.

             Missouri Control Share Acquisition Statute. The Missouri control share acquisition statute (Mo. Rev. Stat. Section 351.407 (Supp. 1991)), is designed to assist a corporation in defending itself against a hostile takeover attempt. Because Kansas City Life has over 100 shareholders, has its principal place of business in Missouri and more than 10% of its shareholders are Missouri residents, it will be subject to the statute, unless its articles of incorporation provide otherwise. Because of the protection afforded by the statute, Kansas City Life has not included such an "op-out" provision in its articles.

             The statute provides that a person holding 20% or more of the outstanding shares of Kansas City Life common stock may not vote any additional stock acquired unless the acquisition is approved by the shareholders. The statute specifically applies to newly-acquired shares which, when added to all other shares of Kansas City Life owned or controlled by the acquiring person, would enable the acquiring person to exercise voting control within any one of three ranges: (a) one-fifth to one-third; (b) one-third to a majority; or (c) a majority or more. The statute is triggered each time a person acquires ownership or voting control of shares which would result in such person's voting power reaching one of the specified levels.

             The newly-acquired shares would have voting rights only to the extent approved by a resolution of Kansas City Life shareholders. The voting rights must be approved by both (a) a majority of the outstanding voting stock, and (b) the affirmative vote of a majority of the outstanding voting stock after excluding shares owned by the acquiring person, shares owned by directors who are also employees of Kansas City Life and shares owned by officers of Kansas City Life. Shareholders are given dissenters' rights if they vote against a share acquisition, and may receive the fair value of their shares if voting rights are approved for the acquired shares.

             Missouri Business Combination Statute. Because Kansas City Life's common stock has been registered with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, the Missouri Business Combination statute (Mo. Rev. Stat. Section 351.459 (Supp. 1999)) also will apply to Kansas City Life, unless the articles of incorporation provide otherwise. This statute acts as a further deterrent to a hostile take-over by requiring certain mergers, sales of assets and similar business combinations involving Kansas City Life to be approved by its board of directors. Kansas City life has not included an "op out" provision in its articles of incorporation.

             The statute prohibits Kansas City Life from engaging in any business combination with any "interested shareholder" for a period of five years following the date upon which the shareholder first became an "interested shareholder" unless the business combination is approved by the board of directors. An "interested shareholder" is defined as any person who is the beneficial owner of 20% or more of Kansas City Life's outstanding voting stock.

             Amendment of Articles. The amendment of the articles of incorporation of Kansas City Life requires the affirmative vote of the holders of more than 66 2/3 percent of the shares of capital stock of Kansas City Life voting on such question but in no event may the articles be amended by a vote of less than a majority of all of the shares of capital stock of Kansas City Life entitled to vote on said question.

DESCRIPTION OF DEFERRED COMPENSATION OBLIGATIONS OF KANSAS CITY LIFE

             Under the Kansas City Life Stock Bonus and Deferred Compensation Plan, participants may elect to defer the receipt of a portion of their compensation until a later date. Such deferrals create obligations owed by Kansas City Life to each such participant (collectively, the "Deferred Compensation Obligations"). The Deferred Compensation Obligations are held by the participants subject to the terms and conditions of the plan and are repayable by Kansas City Life as set forth under the plan. The Deferred Compensation Obligations are unsecured obligations of Kansas City Life and are subject to the claims of Kansas City Life's general creditors. As of December 31, 2001, Kansas City Life had approximately $2,345,155 in Deferred Compensation Obligations outstanding. Kansas City Life is registering $3,039,463 in Deferred Compensation Obligations pursuant to a registration statement on Form S-3. Kansas City Life intends on issuing such Deferred Compensation Obligations over the next two years. For more information about the Deferred Compensation Obligations, you should refer to the section in this prospectus entitled "The Plan" and our registration statement on Form S-3, which includes this prospectus and its exhibits.

PLAN OF DISTRIBUTION

             Kansas City Life will offer the Kansas City Life common stock and the deferred compensation obligations from time to time pursuant to the terms of the plan. See "The Plan." In some jurisdictions, including the states of Florida and Maryland, the Kansas City Life common stock and the deferred compensation obligations may be offered through the efforts of those of its officers and employees who are also licensed brokers. In this regard, such officers and employees will not be compensated in connection with such offering through the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock and the deferred compensation obligations offered. As of the date of this prospectus, Kansas City Life intends that its employee, Kelly T. Ullom, will assist Kansas City Life in making offers under the plan in the states of Florida and Maryland, among other jurisdictions. In some jurisdictions, including the states of Arizona, North Carolina, Oregon and Tennessee, the Kansas City Life common stock and the deferred compensation obligations may be offered through the efforts of Sunset Financial Services, Inc., which is a licensed broker. In this regard, Sunset Financial Services, Inc. will not be compensated in connection with such offering through the payment of commissions or other remuneration based either directly or indirectly on transactions in the common stock and the deferred compensation obligations offered.

LEGAL MATTERS

             The validity of any securities offered hereby has been passed upon for Kansas City Life by C. John Malacarne, Vice President, General Counsel and Secretary of Kansas City Life.

INDEPENDENT ACCOUNTANTS

             The financial statements of Kansas City Life Insurance Company as of December 31, 2000, and for the year then ended, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in auditing and accounting.

             The financial statements of Kansas City Life Insurance Company as of December 31, 1999, and for each of the two years in the period ended December 31, 1999, incorporated by reference herein and in the registration statement have been audited by Ernst & Young LLP, independent accountants, as set forth in their report thereon also incorporated by reference herein and in the registration statement, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FINANCIAL STATEMENTS

             The audited financial statements of Kansas City Life for the year ended December 31, 2000, and the unaudited financial statements of Kansas City Life for the nine months ended September 30, 2001, are incorporated by reference from the following documents filed with the SEC under the Exchange Act:

  annual report on Form 10-K for the fiscal year ended December 31, 2000, as amended by annual report on Form 10-K/A for that fiscal year;

  quarterly report on Form 10-Q, for the quarterly period ended March 31, 2001, as amended by quarterly report on Form 10-Q/A for that fiscal quarter;

  quarterly report on Form 10-Q, for the quarterly period ended June 30, 2001; and

  quarterly report on Form 10-Q, for the quarterly period ended September 30, 2001.

             You may request a copy of any filings referred to above, excluding exhibits, at no cost by contacting Cheryl A. Keefer at Kansas City Life Insurance Company, 3520 Broadway, Kansas City, Missouri 64111-2565; telephone: (816) 753-7000 ext. 8426; facsimile (816) 753-3018. See "Incorporation of Information We File With the SEC."

APPENDIX A

STOCK BONUS PLAN FOR
KANSAS CITY LIFE
AGENTS AND GENERAL AGENTS

AND

CONTRIBUTORY DEFERRED COMPENSATION PLAN
FOR KANSAS CITY LIFE GENERAL AGENTS

Kansas City Life Insurance Company’s Stock Bonus Plan provides a convenient way for you to save up to l5% of your earned first year and renewal commissions. And, Kansas City Life will give you a bonus in Company stock to help your savings grow. The Contributory Deferred Compensation Plan permits additional contributions to be made for retirement. The features of the Plans are described in this booklet.

Eligibility

As an agent or general agent of Kansas City Life, you are eligible to participate in the Stock Bonus Plan. Any agent who is compensated under the special agent compensation amendment at any time during a calendar year will not be eligible to participate in this Plan.

A general agent may also participate in the Contributory Deferred Compensation Plan.

PART A
STOCK BONUS PLAN

Plan Benefits

An eligible agent or general agent meeting the qualification requirements may voluntarily defer the receipt of a portion of your compensation and may receive matching bonus payments in stock of the Company, with dividends being used to purchase additional shares. You will not be taxed on these amounts until you actually receive them.

Qualification Requirements

You may make a contribution to your account for each calendar year in which you meet the minimum production and persistency requirements.

MINIMUM ANNUAL PRODUCTION REQUIREMENTS

            Paid                         Agent's Paid Net Annualized
          Policies*                        First Year Commission

     25                                    $24,000
*	Paid policy requirement will not apply to you if the combination of your age and years with an agent’s and/or general agent’s contract with the Company equals or exceeds 65, or your paid net annualized first year commission is equal to or greater than the current Top Hatters net annualized first year commission production level prorated for a calendar year.

THE QUALIFYING PERIOD IS FOR EACH CALENDAR YEAR

(Production Requirements will not be Pro-Rated)

Persistency Requirement

To qualify for the persistency requirement, your "bonus" persistency must be at least 82%.

Voluntary Compensation Deferral

For each year you meet the production and persistency requirements, you may contribute up to 15% of your earned first year and renewal commissions to your voluntary account.

Stock Bonus Account

As long as you meet the qualification requirements, the Company will contribute to your bonus account Company stock equal in amount to 50% of the first 5% of your earned first year and renewal commissions you have voluntarily deferred under this Plan. For example:

             If You                         The Company
           Contribute                     Will Contribute

             2%                             1%
                   3%                           1.5%
                   4%                             2%
                5-15%                           2.5%

The amount you may contribute voluntarily by monthly compensation reduction is determined by your earned first year and renewal commissions in the prior year. Your contributions will be at the rate of 2% to 15% in whole percentages. For example, you may contribute 2%, 9% or 14%. See the section titled “Investment Options” later in the Plan for your investment choices.

If you meet the production requirements, but do not meet the persistency requirements, you may contribute up to 15% of your earned first year and renewal commissions. However, the Company will not make a bonus contribution in this event.

Vesting

Your voluntary contributions, and any gains or losses credited to them, are immediately 100% vested.

After you have accumulated three qualifying years, 30% of the Company’s stock bonus contributions are vested in you. Each additional year of qualification adds another 10% to your vesting until all Company contributions are vested at the end of ten qualifying years.

You will be credited with a qualifying year for each year you meet the published production and persistency requirements, and, prior to January 1, 1995, are not on one of the Company’s finance plans. If you have an account balance and you are being compensated under the special agent compensation amendment, then beginning January 1, 1998 you will also be credited with a qualifying year for each year you meet the published production and persistency requirements.

VESTING SCHEDULE

           # Qualifying
              Years                      % Vested

         1                            0
                  2                            0
                  3                           30
                  4                           40
                  5                           50
                  6                           60
                  7                           70
                  8                           80
                  9                           90
                 10                          100

PART B
CONTRIBUTORY DEFERRED
COMPENSATION PLAN

Qualification Requirements

If you are a general agent, you may make a contribution to your account for each calendar year in which you meet the minimum production requirement for this Plan.

MINIMUM ANNUAL PRODUCTION REQUIREMENT

Total Agency Calendar Year NAFYC

$50,000

THE QUALIFYING PERIOD IS FOR EACH CALENDAR YEAR

(Production Requirement will not be Pro-Rated)

Compensation Deferral

For each year you meet the production requirement, you may contribute up to 30% of your agency’s earned first year and renewal override commissions in the prior year to your account. The amount you contribute will be by monthly compensation reduction and may be at a rate from 1% to 30% in whole percentages. For example, you may contribute 1%, 17% or 29%. The Company will not match your contribution. For investment choices, see the section “Investment Options” later in the Plan.

Vesting

Your contributions, and any gains or losses credited to your account, will be 100% vested.

GENERAL PROVISIONS

Investment Options

You may direct the investment of all or a part of the annual contribution made by you to funds 1, 2, 3, 4, 5, 6 or 8. Fund 7 shall contain only amounts contributed by the Company to the Stock Bonus Account in Part A. You may not direct any of your contributions to this fund. Your contribution may be invested 100% in any of these funds, or, if you wish to invest in more than one fund, you can specify the percentage of each contribution to be invested in each fund. The percentage must be a whole percentage, that is, no fractional percentages will be permitted. You may request changes in the investment percentages each month.

Beginning August 15, 2000 in Part A, you will transfer your current account balance to one or more of the funds. Thereafter, in both Parts, you may require that the value of any one or more of your account(s) in the funds be transferred to any other fund or funds. The transfers must be done in whole percentages, and may be made only once a month. Changes in investment percentages and transfers between funds will be governed by rules of the Administrative Committee.

You may elect to change your compensation percentage in either Plan as of the first day of any month, but no more than once in any six month period, by giving such written notice as may be required by the Administrative Committee.

You may also suspend your contributions as of the first day of any month. You may later resume your contributions, but only after at least six months have passed since your contributions were suspended. You must give such written notice as the Administrative Committee may require to suspend or resume your contributions.

Withdrawals

If you become 100% vested you may, subject to Administrative Committee approval, elect to receive your vested account at either age 55, 60, 62, 65 or 68, provided you are 100% vested before the age at which you elect to receive the proceeds. Notice of your desire to receive your vested account must be received by the Administrative Committee at least 60 days before your birthday at the appropriate age of 55, 60, 62, 65 or 68.

You will receive payment - of your vested account upon your retirement on or after your 70th birthday, or by reason of death, disability, or termination of your contract. Payment of your vested account will be made to you within one year of such event. However, payment of your voluntary deferrals will be made to you within 60 days of such event. For either amount, earlier payment may be made at the sole discretion of the Administrative Committee.

There will be no distribution of your account except upon the occurrence of one of the aforementioned causes, or for educational withdrawals or withdrawals for the purchase of your principal home as described later in this Plan.

Except for educational withdrawals or withdrawal for the purchase of your principal home, when you receive your account it will be 100% of the vested proceeds. Partial withdrawals are not otherwise permitted.

The payment of your vested account will be made either in the form of annuity payments offered by the Company at the time such payments are to commence or if you do not elect to receive such annuity payments within 60 days prior to the date you are eligible, the entire amount will be paid in a lump sum. However, all shares of Company stock in Part A will be part of the payment unless the Trustees elect otherwise.

General Regulations

At the end of the calendar year, your production and persistency records will be examined to determine qualification in both Parts, and the appropriate contribution to your Stock Bonus Account.

You will not pay federal income tax on your voluntary contributions, the bonus contributions to your account in Part A, or on any gains, losses and dividends credited to your accounts, until the proceeds are paid to you.

You will have an individual account record of the value of your accumulated voluntary and stock deposits paid by the Company to Part A, and your account value in Part B. You will be advised quarterly of the balance of all of your accounts.

A separate account for each Part will be kept for any voluntary contributions you may have made when eligible. You will make these contributions by signing an agreement to reduce your compensation by the amount you want to contribute prior to the year in which you are eligible to contribute.

If you transfer to a noncommission, management or employee position at the request of the Company, or as an employee of a general agent with the consent of the Company, the vested amount will become the value of your account. Your account will continue to be valued monthly until closed.

If you leave Kansas City Life you are eligible to return and participate in the plan again with the vesting requirements beginning anew.

You have the right to designate a beneficiary in either Part at any time by filing a written request with the Company. The designation of beneficiary, or change of beneficiary, shall become effective only upon receipt of such request by the Company. Upon receipt by the Company of your request, the beneficiary designation will relate back to and take effect as of the date you signed the request whether or not you are living at the time the Company receives it.

If there is no designated beneficiary living or in effect at the time of your death when any payment hereunder shall be payable to a beneficiary, then the payment shall be made as follows: to your wife or husband, if living; if not living, to your lineal descendants, in equal shares, per stirpes; if none survives, to your surviving parents, equally; if neither survives, to your executors or administrators.

None of your rights, privileges, proceeds or other interests in either Part can be transferred, commuted or assigned for the security of debts, except that if you owe money to Kansas City Life, or any of its subsidiary or affiliated companies, such company shall have the right to offset and apply any such accumulated funds to the reduction of your indebtedness to said company. No payment of accumulated funds will be made to you or your beneficiary until your indebtedness to the company is fully paid.

You will forfeit any amounts due you under Part A (including vested Company contributions, but not your voluntary deferrals) if you replace or assist in replacing a policy issued by Kansas City Life Insurance Company (or an affiliated company) with a policy of another insurer, or if you induce or attempt to induce an agent to leave the service of Kansas City Life Insurance Company (or an affiliated company).

You will also forfeit any amounts due you under Part A (including vested Company contributions, but not your voluntary deferrals) if you violate either the terms of your agent’s contract, the rules or regulations of the Company, or the insurance laws or regulations in the states in which you may solicit applications for insurance.

The term “disability” or “disabled” as used in this Plan means a physical or mental condition of an agent resulting from a bodily injury or disease or mental disorder, which, in the opinion of the Administrative Committee, renders said agent incapable of continuing under contract with the Company. The Administrative Committee may require the opinion of a licensed physician or surgeon acceptable to the Committee or such other evidence as it may require from time to time.

The bonus contribution made by the Company in Part A will be in shares of Company stock. Your voluntary contributions in both Parts will be made in cash. The Trustees shall vote the shares of stock of the Company held for your account in Part A only in accordance with your direction, which direction may be certified to the Trustees of the Stock Bonus Plan by the Committee, or any agent designated thereby, provided such direction is received by the Trustees at least five days before the date set for the meeting at which such shares are to be voted. Shares with respect to which no such direction shall be received shall be voted by the Trustees in the same proportions as are shares as to which voting instructions have been received.

The value of the funds in both Parts will be determined on the last market business day of each month. The Company stock in Part A will be valued at the average of its bid price on the over-the-counter market for all business days following the previous monthly valuation date. You will be provided a quarterly statement of your account in both Plans which will reflect your contributions and any gains or losses on the funds. There is no guarantee against loss of principal in any of the funds.

The Company reserves the right to change the annual production and persistency requirements of Part A and the production requirement in Part B. The Administrative Committee will review these requirements annually. Any changes will always be announced in advance and such changes will apply only to future qualifying years.

The Company also reserves the right to amend or terminate this Plan at any time. If a Plan is terminated, you will receive the vested amount credited to your accounts as of the date of the Plan termination. All nonvested Company contributions of any kind or type will revert to the Company.

Parts A and B are not qualified plans. The programs are funded entirely by the Company and secured by its assets. All assets of the Plan and Trust are subject to the claims of the Company’s general creditors.

Break in Service

Failure to earn a new qualifying year in two consecutive years will be considered a "break" in service, unless it occurs after you have a 100% vested interest in your accounts.

For example, if you were to qualify for four years but then did not qualify for the next two years, you would have a "break" in service.

A break in service may cancel your eligibility to participate in both Parts. Your accounts may be closed at the sole discretion of the Administrative Committee, and if so, your vested deposits will be paid to you within one year after the account is closed.

The Company may waive the break in service if you have earned at least five qualifying years in the plan and the “break” occurs because you are disabled. Evidence of disability must be submitted to the Administrative Committee of the Plan and determination of the existence of disability will rest with the Committee.

Requirements for Educational and Home Purchase Withdrawal

You may be entitled to a withdrawal of a portion, or all, of your vested deferred account in both Parts if you have a child or children between the ages of 18 and 25 who are enrolled in an accredited institution of higher learning. If you wish to request a withdrawal, you must do so in writing, setting forth the basis for your request and establishing to the satisfaction of the Committee that you have a need for the requested funds to provide for the advanced education of your child or children. The Committee may accept or reject your request, and its decision shall be final. The Committee may require specific information and documentation to support your request.

If you are purchasing your principal residence, you may be entitled to a withdrawal of a portion, or all, of your vested deferred account in both Parts if you establish a need for such withdrawal to the satisfaction of the Committee. Your request must be in writing, and must include such specific information and documentation as shall be required by the Committee. The Committee may accept or reject your request, and its decision shall be final.

Past Service

If you successfully complete one of the Company’s finance programs, you will receive credit for one “qualifying year” for vesting purposes for each year you were in the finance program prior to January 1, 1995.

Administrative Committee

The Administrative Committee shall consist of three persons designated by the Company, who shall serve until their successors are designated, and said Committee shall have the responsibility for the general administration of the Plan and for carrying out the provisions of the Plan in accordance with its terms.

The action of a majority of the members expressed by a vote in a meeting or in writing without a meeting shall constitute the action of the Committee and shall have the same effect for all purposes as if assented to by all members of the Committee at the time in office.

Subject to the limitations of this Plan, the Committee shall establish rules or regulations for the administration of the Plan. The Committee shall interpret the Plan and decide any and all matters arising hereunder, including the right to remedy possible ambiguities, inconsistencies or omissions. All interpretations, determinations and decisions of the Committee in respect of any matter hereunder shall be final, conclusive and binding on all parties affected thereby.

The Administrative Committee shall make all determinations as to the right of any person to a benefit. Any denial by the Committee of a claim for benefits under this plan shall be stated in writing by the Committee and delivered or mailed to the participant or the beneficiary and such notice shall set forth the specific reason for the denial. In addition, the Committee shall provide a reasonable opportunity for any participant or beneficiary whose claim for benefits has been denied for a review of the decision denying the claim.

The Executive Committee shall fill all vacancies on the Committee as soon as is reasonably possible after a vacancy takes place, and until a new appointment takes place, the remaining members of the Committee shall have authority to act if approved by two members.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.          Other Expenses of Issuance and Distribution.

             The following table sets forth those expenses to be incurred by Kansas City Life in connection with the issuance and distribution of the securities being registered. Except for the Securities and Exchange Commission filing fee, all amounts shown are estimates.

 Securities and Exchange Commission filing fee...................  $ 1,051
 Blue Sky fees and expenses......................................   14,575
 Printing and engraving expenses.................................    2,500
 Accountant's fees and expenses..................................    5,000
 Legal fees and expenses.........................................   13,000
 Miscellaneous expenses..........................................    5,000
                                                                    ------
 Total...........................................................  $41,126
                                                                   =======

Item 15. Indemnification of Directors and Officers.

             Kansas City Life is empowered by Article XII of its bylaws, subject to the proceedings and limitations stated therein, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of Kansas City Life) by reason of the fact that such person is or was an officer, employee or director of Kansas City Life, or is or was serving at the request of Kansas City Life as a director, officer or employee of another corporation, partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of Kansas City Life, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of Kansas City Life, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his or her conduct was unlawful. Kansas City Life may indemnify any such person against expenses (including attorneys' fees) in an action by or in the right of Kansas City Life under the same conditions, except that no indemnification is permitted without judicial approval if such person is adjudged to be liable to Kansas City Life.

             To the extent such person is successful on the merits or otherwise in the defense of any action referred to above, Kansas City Life must indemnify him against the expenses which he actually and reasonably incurred in connection therewith. To the extent that a director, officer or employee of Kansas City Life has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, he or she shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by him or her in connection with the action, suit or proceeding. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by Kansas City Life in advance of the final disposition of the action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director, officer or employee to repay such amount unless it shall ultimately be determined that he or she is entitled to be indemnified by Kansas City Life as authorized in its articles or bylaws. Unless ordered by a court, the board of directors of Kansas City Life shall determine whether indemnification under Kansas City Life's bylaws is proper by a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding in question, or, if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the shareholders of Kansas City Life.

             The indemnification provided by Article XII of the bylaws of Kansas City Life is not exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or bylaws, or any agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, and will continue as to a person who has ceased to be a director, officer or employee and will inure to the benefit of the heirs, executors and administrators of such a person. Kansas City Life has the power to give any further indemnity, in addition to the indemnity authorized or contemplated under Article XII of its bylaws, to any person who is or was a director, officer, employee or agent of Kansas City Life, or to any person who is or was serving at the request of Kansas City Life as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, provided such further indemnity is either (i) authorized, directed, or provided for in the articles of incorporation of Kansas City Life or any duly adopted amendment thereof or (ii) is authorized, directed, or provided for in any bylaw or agreement of Kansas City Life which has been adopted by a vote of the shareholders of Kansas City Life, and provided further that no such indemnity shall indemnify any person from or on account of such person's conduct which was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct.

             Article XII of the bylaws of Kansas City Life also provides that any director, officer or employee of Kansas City Life be indemnified for any act taken in good faith and upon reliance on the books and records of Kansas City Life, on financial statements or other reports prepared by the officers of Kansas City Life, or on financial statements prepared by Kansas City Life's independent accountants, or on information or documents prepared or provided by legal counsel to Kansas City Life. All rights to indemnification under Article XII of the bylaws of Kansas City Life will be deemed to be provided by a contract between Kansas City Life and the person who serves in such capacity at any time while the bylaws of Kansas City Life and other relevant provisions of the applicable law, if any, are in effect. Any repeal or modification of the bylaws of Kansas City Life will not affect any rights or obligations then existing.

             Finally, Article XII of Kansas City Life's bylaws provides that to the extent Missouri law provides for greater indemnification of officers, directors or employees than that permitted by Article XII of the bylaws, Kansas City Life shall indemnify its officers, directors and employees to the fullest extent permitted by such law.

             Policies of insurance are maintained by Kansas City Life under which directors and officers of Kansas City Life are insured, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

Item 16. Exhibits.

Exhibit
Number	Description
4(a)	Articles of Incorporation (as Restated in 1986 and Amended in 1999) (filed as Exhibit 3(a) to Kansas City Life’s 10-Q Quarterly Report for the quarter ended September 30, 1999 and incorporated herein by reference).
4(b)	Bylaws as amended October 26, 1986 (filed as Exhibit 3(b) to Kansas City Life’s 10-K Annual Report for 1986 and incorporated herein by reference).
4(c)	Specimen copy of Stock Certificate (filed as Exhibit 4(a) to Kansas City Life’s 10-Q Quarterly Report for the quarter ended September 30, 1999 and incorporated herein by reference).
10(a)	Eighth Amendment, Kansas City Life Deferred Compensation Plan (filed as Exhibit 10(a) to Kansas City Life’s 10-K Annual Report for 2000 and incorporated herein by reference).
10(b)	Twenty-third Amendment, Kansas City Life Insurance Company Savings and Profit Sharing Plan (filed as Exhibit 10(b) to Kansas City Life’s 10-K Annual Report for 1999 and incorporated herein by reference).
10(c)	Eleventh Amendment, Kansas City Life Employee Stock Plan (filed as Exhibit 10(c) to Kansas City Life’s 10-K Annual Report for 1999 and incorporated herein by reference).
10(d)	Second Amendment, Kansas City Life Excess Benefit Plan (filed as Exhibit 10(d) to Kansas City Life’s 10-K Annual Report for 1999 and incorporated herein by reference).
5	Opinion of C. John Malacarne, Vice President, General Counsel and Secretary of Kansas City Life, with respect to the legality of the common stock being registered hereby (previously filed with the initial filing of this registration statement).
23(a)	Consent of KPMG LLP.*
23(b)	Consent of C. John Malacarne, Vice President, General Counsel and Secretary of Kansas City Life (previously filed with the initial filing of this registration statement as part of Exhibit 5).
23(c)	Consent of Ernst & Young LLP. *

             * Indicates document filed herewith.

Item 17. Undertakings.

(a)	Rule 415 Offering

             The undersigned registrants hereby undertake:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by Kansas City Life pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	Filings Incorporating Subsequent Exchange Act Documents by Reference.

             The undersigned registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of Kansas City Life's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Acceleration of Effectiveness.

             Insofar as indemnifications for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons, if any, of the registrants pursuant to the foregoing provisions, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by a registrant of expenses incurred or paid by a director, officer or controlling person, if any, of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, such registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

             Pursuant to the requirements of the Securities Act of 1933, Kansas City Life Insurance Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kansas City, State of Missouri, on February 22, 2002.

                         KANSAS CITY LIFE INSURANCE COMPANY
                         (Registrant)

                         By:  /s/R. Philip Bixby
                              Name:  R. Philip Bixby
                              Title: President, Chief Executive Officer and
                                     Vice Chairman of the Board

             Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities with Kansas City Life Insurance Company and on the dates indicated:

Signatures	Title	Date
/s/R. Philip Bixby	President, Chief Executive Officer, Vice Chairman of
R. Philip Bixby	the Board and Director (Principal Executive Officer)	February 22, 2002
/s/Tracy W. Knapp	Senior Vice President, Finance
Tracy W. Knapp	(Principal Financial Officer)	February 22, 2002
/s/J.R. Bixby	Director
J.R. Bixby		February 22, 2002
/s/Walter E. Bixby	Director
Walter E. Bixby		February 22, 2002
/s/ Webb R. Gilmore	Director
Webb R. Gilmore		February 22, 2002
Jack D. Hayes	Director	February 22, 2002
/s/Nancy Bixby Hudson	Director
Nancy Bixby Hudson		February 22, 2002
/s/Warren J. Hunzicker, M.D.	Director
Warren J. Hunzicker, M.D.		February 22, 2002
/s/Daryl D. Jensen	Director
Daryl D. Jensen		February 22, 2002
/s/C. John Malacarne	Director
C. John Malacarne		February 22, 2002
/s/Michael J. Ross	Director
Michael J. Ross		February 22, 2002
Elizabeth T. Solberg	Director	February 22, 2002
/s/Larry Winn, Jr.	Director
Larry Winn, Jr.		February 22, 2002
/s/William R. Blessing	Director
William R. Blessing		February 22, 2002
/s/Cecil R. Miller	Director
Cecil R. Miller		February 22, 2002

EXHIBIT INDEX

Exhibit
Number	Description
23(a)	Consent of KPMG LLP
23(c)	Consent of Ernst & Young LLP